Exhibit 99.(k)(2)

EXPENSE LIMITATION AGREEMENT

April 1, 2023, as amended February 27, 2025

Ares Capital Management II LLC

245 Park Avenue 44th Floor

New York, NY 10167

Ares Private Markets Fund

245 Park Avenue 44th Floor

New York, NY 10167

Ladies and Gentlemen:

Ares Capital Management II LLC (the "Adviser") hereby agrees, until July 31, 2026 (the "Limitation Period"), that so long as the Adviser, or an affiliate under common control with the Adviser, continues to serve as investment adviser to the Fund (as defined herein), the Adviser will waive fees that it would otherwise be paid, and/or to assume expenses of Ares Private Markets Fund (the "Fund"), if required to ensure that annual operating expenses (excluding the expenses listed below) do not exceed 0.30% per annum of the Fund's average monthly net assets of each class of the Fund's shares of beneficial interest ("Shares") (the "Expense Limitation"). Capitalized terms not defined herein shall have the meaning used in the Fund's prospectus.

Expenses that are not subject to the Expense Limitation include: (i) the Advisory Fee; (ii) the Incentive Fee; (iii) any Distribution and Servicing Fee; (iv) all fees and expenses of Portfolio Funds and Direct Investments in which the Fund invests (including all acquired fund fees and expenses); (v) transactional costs associated with consummated and unconsummated transactions, including legal costs and brokerage commissions, associated with the acquisition, disposition and maintenance of investments in Portfolio Funds, Direct Investments, exchange-traded funds and other investments; (vi) interest; (vii) taxes; (viii) brokerage commissions; (ix) dividend and interest expenses relating to short sales; and (x) extraordinary expenses (expenses resulting from events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence).

With respect to each class of Shares, the Fund agrees to repay the Adviser any fees waived under this Expense Limitation Agreement (the "Agreement") or any expenses the Adviser reimburses in excess of the Expense Limitation for such class of Shares, provided the repayments do not cause the annual operating expenses for that class of Shares to exceed the Expense Limitation in place at the time the fees were waived and/or the expenses were reimbursed, or the Expense Limitation in place at the time the Fund repays the Adviser, whichever is lower. Any such repayments must be made within three years after the month in which the Adviser incurred the expense.

This Agreement will be governed by, construed under and interpreted and enforced in accordance with the laws of the state of New York, without regard to principles of conflicts of laws of any jurisdiction to the contrary and the applicable provisions of the Investment Company Act of 1940, as amended (the "1940 Act"), if any. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board of Trustees of the Fund (the "Board"), including a majority of the Trustees who are not "interested persons" (as defined in Section 2(a)(19) of the 1940 Act) of the Fund (the "Independent Trustees"). This Agreement may not be terminated by the Adviser prior to the expiration of the Limitation Period. This Agreement supersedes any prior agreement with respect to the subject matter hereof.

The Adviser may extend the Limitation Period for a period of one year on an annual basis, subject to approval of the Board, including a majority of the Independent Trustees, after the initial term of this Agreement.

This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but the several counterparts shall together constitute but one and the same agreement of the parties hereto. If any one or more of the covenants, agreements, provisions or texts of this Agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

ARES PRIVATE MARKETS FUND

		By:	/s/ Matthew Jill
		Name:	Matthew Jill
		Title:	Vice President and Assistant Secretary

The foregoing Agreement is hereby accepted as of February 27, 2025

ARES CAPITAL MANAGEMENT II LLC

By:	/s/ Matthew Jill
Name:	Matthew Jill
Title:	Vice President and Assistant Secretary

[Signature Page to Expense Limitation Agreement]